Exhibit 99.1

Columbia Sportswear Company Reports Third Quarter and First Nine Months 2022 Financial Results;
Updates Full Year 2022 Financial Outlook

Financial Highlights
•Net sales increased 19 percent (22 percent constant-currency) to a record $955.0 million, compared to third quarter 2021.
•Operating income increased 9 percent to $145.3 million, or 15.2 percent of net sales, compared to third quarter 2021 operating income of $133.5 million, or 16.6 percent of net sales.
•Diluted earnings per share increased 18 percent to $1.80, compared to $1.52 in third quarter 2021.

Full Year 2022 Financial Outlook

The following forward-looking statements reflect our expectations as of October 27, 2022 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2022 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.44 to $3.50 billion (unchanged) representing net sales growth of 10 to 12 percent (unchanged) compared to 2021.
•Operating income of $410 to $443 million (prior $415 to $449 million), representing operating margin of 11.9 to 12.7 percent (prior 12.1 to 12.8 percent).
•Diluted earnings per share of $5.00 to $5.40 (unchanged).

PORTLAND, Ore. - October 27, 2022 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a multi-brand global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment, today announced third quarter 2022 financial results for the period ended September 30, 2022.

Chairman, President and Chief Executive Officer Tim Boyle commented, "Third quarter net sales and earnings growth reflect broad momentum across our business and the power of our collective brand portfolio. Net sales growth was led by the SOREL and Columbia brands, which increased 28% and 19%, respectively. Based on strong third quarter performance, we are reiterating our full year net sales and diluted earnings per share financial outlook.

“I’m excited about the iconic and innovative products we are delivering to consumers this Fall, including Columbia’s expanded Omni-Heat Infinity collection and our new disruptive polyfleece innovation, Omni-Heat Helix.

“Our strong balance sheet, balanced global distribution, and operating discipline position us to successfully navigate this dynamic environment. I’m confident we have the right strategies in place to unlock the significant growth opportunities we see across the business. We are investing in our strategic priorities to:
•accelerate profitable growth;
•create iconic products that are differentiated, functional and innovative;
•drive brand engagement through increased, focused demand creation investments;
•enhance consumer experiences by investing in capabilities to delight and retain consumers;
•amplify marketplace excellence, with digitally-led, omni-channel, global distribution; and
•empower talent that is driven by our core values, through a diverse and inclusive workforce."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's third quarter 2022 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

Third Quarter 2022 Financial Results
(All comparisons are between third quarter 2022 and third quarter 2021, unless otherwise noted.)

Net sales increased 19 percent (22 percent constant-currency) to $955.0 million from $804.7 million for the comparable period in 2021. The increase in net sales primarily reflects earlier shipment of higher Fall 2022 wholesale orders and direct-to-consumer (DTC) growth.

Gross margin contracted 270 basis points to 48.0 percent of net sales from 50.7 percent of net sales for the comparable period in 2021. Gross margin contraction was primarily driven by higher inbound freight costs, unfavorable channel and regional sales mix, increased inventory provisions, and lower DTC product margins, partially offset by higher wholesale product margins.

SG&A expenses increased 14 percent to $319.0 million, or 33.4 percent of net sales, from $280.1 million, or 34.8 percent of net sales, for the comparable period in 2021. SG&A expense growth primarily reflects expenses to support the growth of the business and investments to drive our brand-led consumer-focused strategies. The increase in SG&A expenses includes higher personnel, demand creation and global retail expenses, partially offset by lower accrued incentive compensation.

Operating income increased 9 percent to $145.3 million, or 15.2 percent of net sales, compared to operating income of $133.5 million, or 16.6 percent of net sales, for the comparable period in 2021.

Income tax expense of $34.0 million resulted in an effective income tax rate of 23.3 percent, compared to an income tax expense of $33.3 million, or an effective income tax rate of 24.9 percent, for the comparable period in 2021.

Net income increased 11 percent to $111.8 million, or $1.80 per diluted share, compared to net income of $100.6 million, or $1.52 per diluted share, for the comparable period in 2021.

First Nine Months 2022 Financial Results
(All comparisons are between first nine months 2022 and first nine months 2021, unless otherwise noted.)

Net sales increased 15 percent (18 percent constant-currency) to $2,294.6 million from $1,996.7 million for the comparable period in 2021.

Gross margin contracted 230 basis points to 48.9 percent of net sales from 51.2 percent of net sales for the comparable period in 2021.

SG&A expenses increased 13 percent to $899.3 million, or 39.2 percent of net sales, compared to $796.3 million, or 39.9 percent of net sales, for the same period in 2021.

Operating income decreased 1 percent to $237.7 million, or 10.4 percent of net sales, compared to operating income of $238.9 million, or 12.0 percent of net sales, for the comparable period in 2021.

Income tax expense of $51.9 million resulted in an effective income tax rate of 21.9 percent, compared to income tax expense of $42.5 million, or an effective tax rate of 17.7 percent, for the comparable period in 2021.

Net income decreased 6 percent to $185.8 million, or $2.94 per diluted share, compared to net income of $197.1 million, or $2.96 per diluted share, for the comparable period in 2021.

Balance Sheet as of September 30, 2022

Cash, cash equivalents and short-term investments totaled $160.2 million, compared to $600.6 million as of September 30, 2021.

The Company had $4.4 million in borrowings as of September 30, 2022, compared to no bank borrowings as of September 30, 2021.

Inventories increased 47 percent to $1,056.9 million, compared to $720.9 million as of September 30, 2021. Late inventory receipts and slower consumer demand have resulted in greater than anticipated order cancellations and higher inventory levels. Older season inventories represent a manageable portion of our total inventory mix. To align inventory levels more closely with anticipated demand, we are adjusting inventory purchases and utilizing our outlet stores to sell excess merchandise. We expect inventory to remain elevated for the next several quarters as we balance reducing inventory levels with maintaining profitability.

Cash Flow for the Nine Months Ended September 30, 2022

Net cash used in operating activities was $328.1 million, compared to $15.6 million for the same period in 2021.

Capital expenditures totaled $42.5 million, compared to $20.4 million for the same period in 2021.

Share Repurchases for the Nine Months Ended September 30, 2022

The Company repurchased 3,235,327 shares of common stock for an aggregate of $286.9 million, or an average price per share of $88.69.

At September 30, 2022, $529.4 million remained available under our stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.30 per share, payable on December 1, 2022 to shareholders of record on November 17, 2022.

Full Year 2022 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's fourth quarter and full year 2022 Financial Outlook is forward-looking in nature, and the following forward-looking statements reflect our expectations as of October 27, 2022 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of October 27, 2022 regarding the impact of the COVID-19 pandemic on our operations; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; elevated marketplace inventories; labor shortages; changes in consumer behavior and confidence; as well as geopolitical tensions. This outlook and commentary assume recent deterioration in market conditions and the economic environment, particularly in the U.S., which continue to exert pressure, unfavorably impacting the retail industry and our business. Projections are predicated on normal seasonal weather globally.

Net sales are expected to increase 10 to 12 percent (unchanged) to $3.44 to $3.50 billion (unchanged) from $3.13 billion in 2021.

Gross margin is expected to contract 250 to 220 basis points (prior approximately 210 to 180 basis points of contraction) to 49.1 to 49.4 percent (prior 49.5 to 49.8 percent) of net sales from 51.6 percent of net sales in 2021.

SG&A expenses are expected to increase roughly in line with net sales growth. SG&A expense, as a percent of net sales, is expected to be 37.4 to 37.8 percent (prior 37.6 to 38.0 percent), compared to SG&A expense as a percent of net sales of 37.8 percent in 2021. Demand creation expense as a percent of net sales is anticipated to be approximately 6.0 percent in 2022, compared to 5.9 percent in 2021.

Operating income is expected to be $410 to $443 million (prior $415 to $449 million), resulting in operating margin of 11.9 to 12.7 percent (prior 12.1 to 12.8 percent), compared to operating margin of 14.4 percent in 2021.

Effective income tax rate is expected to be approximately 23.5 percent (prior approximately 24.0 to 24.5 percent). The effective income tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies, changes in the Company's geographic mix of pre-tax income and other discrete events, as well as differences from our estimate of the tax benefits associated with employee equity awards and our estimate of the tax impact of various tax initiatives.

Net income is expected to be $315 to $340 million (unchanged), resulting in diluted earnings per share of $5.00 to $5.40 (unchanged). This diluted earnings per share range is based on estimated weighted average diluted shares outstanding of 63.0 million (unchanged).

Foreign Currency

•Foreign currency translation is anticipated to reduce 2022 net sales growth by approximately 350 basis points (prior 300 bps).
•Foreign currency is expected to have an approximately $0.25 negative impact on diluted earnings per share due primarily to unfavorable foreign currency translation impacts (prior $0.15 to $0.20 negative impact).

Balance Sheet and Cash Flows

Operating cash flow is expected to be approximately breakeven (prior approximately $150 million). The decrease in operating cash flow compared to 2021 reflects higher inventory levels, including earlier production of Spring 2023 inventory.

Capital expenditures are planned to be in the range of $80 to $90 million (prior $80 to $100 million).

Fourth Quarter 2022 Financial Outlook

•Net sales of $1.14 to $1.21 billion, representing net sales growth of 1% to 7% from $1.13 billion in the comparable period 2021.
•Diluted earnings per share is expected to be $2.07 to $2.47 compared to $2.39 in the comparable period in 2021.

Conference Call

The Company will hold its third quarter 2022 conference call at 5:00 p.m. ET today. Dial (888) 506-0062 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Fourth Quarter 2022 Reporting Date

Columbia Sportswear Company plans to report fourth quarter 2022 financial results on Thursday, February 2, 2023 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize growth opportunities, full year 2022 net sales, gross margin, SG&A expenses, demand creation spend, operating income, effective income tax rate, net income, diluted earnings per share, weighted average diluted shares outstanding, foreign currency translation, cash flows, and capital expenditures, and fourth quarter 2022 net sales and diluted earnings per share. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the impact of the COVID-19 pandemic on our operations; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; labor shortages; changes in consumer behavior and confidence; as well as geopolitical tensions. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions and is a global multi-brand leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	September 30, 2022	September 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$159,221	$599,479
Short-term investments	972	1,132
Accounts receivable, net	600,457	500,451
Inventories, net	1,056,905	720,865
Prepaid expenses and other current assets	142,055	98,146
Total current assets	1,959,610	1,920,073
Property, plant and equipment, net	287,338	293,725
Operating lease right-of-use assets	328,893	344,876
Intangible assets, net	100,672	102,321
Goodwill	68,594	68,594
Deferred income taxes	76,899	92,493
Other non-current assets	68,146	67,277
Total assets	$2,890,152	$2,889,359
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$4,441	$—
Accounts payable	336,782	241,119
Accrued liabilities	279,226	273,590
Operating lease liabilities	65,866	67,055
Income taxes payable	10,341	8,955
Total current liabilities	696,656	590,719
Non-current operating lease liabilities	314,565	330,765
Income taxes payable	33,215	49,392
Deferred income taxes	—	1
Other long-term liabilities	30,913	38,165
Total liabilities	1,075,349	1,009,042
Total shareholders' equity	1,814,803	1,880,317
Total liabilities and shareholders' equity	$2,890,152	$2,889,359

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2022	2021	2022	2021
Net sales	$955,059	$804,706	$2,294,632	$1,996,682
Cost of sales	496,564	396,346	1,173,530	974,403
Gross profit	458,495	408,360	1,121,102	1,022,279
Gross margin	48.0%	50.7%	48.9%	51.2%

Selling, general and administrative expenses	318,957	280,121	899,301	796,276
Net licensing income	5,723	5,222	15,899	12,933
Operating income	145,261	133,461	237,700	238,936
Interest income, net	765	196	1,659	1,072
Other non-operating income (expense), net	(269)	201	(1,660)	(397)
Income before income tax	145,757	133,858	237,699	239,611
Income tax expense	(34,007)	(33,295)	(51,949)	(42,464)
Net income	$111,750	$100,563	$185,750	$197,147

Earnings per share:
Basic	$1.80	$1.53	$2.95	$2.98
Diluted	$1.80	$1.52	$2.94	$2.96
Weighted average shares outstanding:
Basic	62,098	65,862	62,967	66,182
Diluted	62,210	66,266	63,178	66,673

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$185,750	$197,147
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, amortization, and non-cash lease expense	86,569	84,509
Provision for uncollectible accounts receivable	(1,745)	(9,088)
Loss on disposal or impairment of investments, property, plant and equipment, and right-of-use assets	2,455	366
Deferred income taxes	1,712	(8,731)
Stock-based compensation	16,071	14,487
Changes in operating assets and liabilities:
Accounts receivable	(129,251)	(44,500)
Inventories, net	(443,194)	(173,761)
Prepaid expenses and other current assets	(27,535)	(40,957)
Other assets	2,260	148
Accounts payable	63,868	22,014
Accrued liabilities	(18,409)	24,813
Income taxes payable	(14,299)	(14,621)
Operating lease assets and liabilities	(49,159)	(68,823)
Other liabilities	(3,182)	1,359
Net cash used in operating activities	(328,089)	(15,638)
Cash flows from investing activities:
Purchases of short-term investments	(44,876)	—
Sales and maturities of short-term investments	175,827	1,184
Capital expenditures	(42,489)	(20,413)
Net cash provided by (used in) investing activities	88,462	(19,229)
Cash flows from financing activities:
Proceeds from credit facilities	12,660	29,508
Repayments on credit facilities	(8,133)	(29,313)
Payment of line of credit issuance fees	(604)	—
Proceeds from issuance of common stock related to stock-based compensation	4,598	24,329
Tax payments related to stock-based compensation	(4,178)	(5,715)
Repurchase of common stock	(287,443)	(118,580)
Cash dividends paid	(56,556)	(51,662)
Net cash used in financing activities	(339,656)	(151,433)
Net effect of exchange rate changes on cash	(24,900)	(4,946)
Net decrease in cash and cash equivalents	(604,183)	(191,246)
Cash and cash equivalents, beginning of period	763,404	790,725
Cash and cash equivalents, end of period	$159,221	$599,479
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$59,584	$87,709
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$7,502	$8,277
Repurchases of common stock not settled	$—	$8,628

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended September 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2022	Translation	2022(1)	2021	% Change	% Change(1)
Geographical Net Sales:
United States	$607.0	$—	$607.0	$510.5	19%	19%
Latin America and Asia Pacific	115.4	12.0	127.4	102.7	12%	24%
Europe, Middle East and Africa	153.5	14.8	168.3	109.2	41%	54%
Canada	79.1	2.8	81.9	82.3	(4)%	—%
Total	$955.0	$29.6	$984.6	$804.7	19%	22%

Brand Net Sales:
Columbia	$773.3	$26.6	$799.9	$651.5	19%	23%
SOREL	112.4	2.6	115.0	88.1	28%	31%
prAna	37.4	—	37.4	36.4	3%	3%
Mountain Hardwear	31.9	0.4	32.3	28.7	11%	13%
Total	$955.0	$29.6	$984.6	$804.7	19%	22%

Product Category Net Sales:
Apparel, Accessories and Equipment	$726.3	$21.2	$747.5	$621.1	17%	20%
Footwear	228.7	8.4	237.1	183.6	25%	29%
Total	$955.0	$29.6	$984.6	$804.7	19%	22%

Channel Net Sales:
Wholesale	$645.1	$20.4	$665.5	$518.2	24%	28%
DTC	309.9	9.2	319.1	286.5	8%	11%
Total	$955.0	$29.6	$984.6	$804.7	19%	22%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Nine Months Ended September 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2022	Translation	2022(1)	2021	% Change	% Change(1)
Geographical Net Sales:
United States	$1,521.4	$—	$1,521.4	$1,298.2	17%	17%
Latin America and Asia Pacific	309.9	24.6	334.5	292.7	6%	14%
Europe, Middle East and Africa	305.8	24.6	330.4	268.5	14%	23%
Canada	157.5	3.8	161.3	137.3	15%	17%
Total	$2,294.6	$53.0	$2,347.6	$1,996.7	15%	18%

Brand Net Sales:
Columbia	$1,903.0	$48.9	$1,951.9	$1,663.2	14%	17%
SOREL	204.7	3.3	208.0	157.5	30%	32%
prAna	110.8	—	110.8	107.6	3%	3%
Mountain Hardwear	76.1	0.8	76.9	68.4	11%	12%
Total	$2,294.6	$53.0	$2,347.6	$1,996.7	15%	18%

Product Category Net Sales:
Apparel, Accessories and Equipment	$1,760.6	$37.2	$1,797.8	$1,543.1	14%	17%
Footwear	534.0	15.8	549.8	453.6	18%	21%
Total	$2,294.6	$53.0	$2,347.6	$1,996.7	15%	18%

Channel Net Sales:
Wholesale	$1,353.2	$31.8	$1,385.0	$1,155.9	17%	20%
DTC	941.4	21.2	962.6	840.8	12%	14%
Total	$2,294.6	$53.0	$2,347.6	$1,996.7	15%	18%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.